EX 99-1



Vectren Corporation
P.O. Box 209
Evansville, IN  47702-0209

FOR IMMEDIATE RELEASE
February 4, 2005

Contact: Media - Mike Roeder, (812) 491-4143 or mroeder@vectren.com Investor Relations - Steve Schein, (812) 491-4209 or sschein@vectren.com

                  Settlement reached on Vectren Energy Delivery
                     of Ohio natural gas base rate increase

Dayton, Ohio -- Vectren Corporation (NYSE: VVC), announced today that its utility subsidiary, Vectren Energy Delivery of Ohio (VEDO), has entered into a settlement agreement with the staff of the Public Utilities Commission of Ohio
(PUCO) and other parties regarding the proposed changes to the base rates and charges for VEDO's gas distribution business in 17 west central Ohio counties.

The settlement agreement was filed today with the PUCO who will now review the settlement and determine if the settlement strikes a reasonable balance between the interests of customers and VEDO's interests. Approval by the PUCO is necessary before the settlement can become effective.

The settlement agreement provides for either a $15.7 or $16.6 million increase in VEDO's base distribution rates to cover the ongoing cost of operating, maintaining and expanding the approximate 5,200-mile distribution system used to serve more than 310,000 customers, as well as fund customer conservation programs. To the extent no party to the case opposes the settlement, the settlement will provide for an increase of $16.6 million, reflecting $2 million of conservation program funding, a level that is higher than is included in the $15.7 million increase amount. The $16.6 million option (reflecting greater conservation program expenditures) results in an approximate 4.5 percent increase in the total average bill for residential customers who heat their homes with natural gas.

Terms of the settlement agreement include:
     o    a rate increase of $16.6 million or $15.7 million;
     o    an authorized return on equity (ROE) of 10.6 percent;
     o an overall cost of capital of 8.94 percent; o a return on rate base of about $245 million;
     o a new rate design which includes a larger monthly customer service charge, intended to provide the company with greater certainty of fixed cost recovery; and
     o    recovery of annual pipeline integrity compliance costs.

All parties in the case have either signed the settlement or announced they will not contest the settlement with the exception of the Ohio Office of Consumers' Counsel (OCC) and the Community Action Partnership. Those two parties may or may not oppose the settlement.

VEDO filed the case in April 2004, and requested an increase of $25 million. Under Ohio law, VEDO's application was subjected to an audit and examination by the PUCO as well as the other parties to the PUCO proceeding. The request to increase base rates was the first by VEDO, or its predecessor company, since 1991. Over the past 13 years, investments made to safely and reliably serve VEDO customers have exceeded $135 million. Other operating costs have increased as well.

"We have worked cooperatively with all the parties in the rate proceeding and within our service area to craft a balanced settlement," said VEDO President Steve Bramlage. "The increase will help us address escalation in the cost of infrastructure improvements and increased costs of labor, health care, and other costs of operation. We believe the settlement, as a package, strikes a reasonable balance between our interests and the interests of our residential, commercial and industrial customers in Southwest Ohio."

VEDO's rate increase application and the settlement agreement address VEDO's "non-gas" costs only, which are listed as "Base Rate Charges" on a customer's bill. These costs represent between 25 and 30 cents of every dollar paid by customers for their gas service. These "non-gas" costs are incurred by VEDO to build, operate and maintain the pipes, other equipment and systems that are used to supply natural gas through VEDO's system to its customers. Through actions by the PUCO in accordance with Ohio's laws and regulations, VEDO obtains compensation for its non-gas costs.

The remaining 70 to 75 cents of each dollar paid to VEDO by its customers represents the cost of the natural gas that VEDO must purchase to meet the demands of its customers. That gas is purchased in the competitive wholesale market by VEDO on behalf of its customers subject to review by the PUCO under Ohio's Gas Cost Recovery (GCR) procedures. Under Ohio law and regulations, VEDO and other Ohio natural gas utilities are not allowed to make a profit on the cost of gas.

VEDO serves all or a portion of Auglaize, Butler, Champaign, Clark, Clinton, Darke, Fayette, Greene, Highland, Logan, Madison, Miami, Montgomery, Pickaway, Preble, Shelby and Warren counties.

About Vectren
Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the midwest and southeast. These include gas marketing and related services; coal production and sales; and utility infrastructure services. To learn more about Vectren, visit www.vectren.com.